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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                         ______________

                             FORM 15
                         ______________

  Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of
               the Securities Exchange Act of 1934

                Commission File Number:  0-20360

                         Reno Air, Inc.
     (Exact name of registrant as specified in its charter)

                         220 Edison Way
                       Reno, Nevada 89502
                         (775) 954-5000
  (Address, including zip code, and telephone number, including area code, of
            registrant's principal executive offices)

                  Common Stock, $.01 par value
Series A Cumulative Convertible Exchangeable Preferred Stock, $.001 par value
    (Title of each class of securities covered by this Form)

                             None
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
          Rule 12g-4(a)(1)(i) [x]       Rule 12h-3(b)(1)(i) [x]
          Rule 12g-4(a)(1)(ii)[ ]       Rule 12h-3(b)(1)(ii)[ ]
          Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(ii)[ ]       Rule 12h-3(b)(2)(ii)[ ]
                                        Rule 15d-6          [ ]

      Approximate number of holders of record as of the certification or notice date: One

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     Pursuant to the requirements of the Securities Exchange Act of 1934, Reno Air, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                   RENO AIR, INC.


                                   By: /s/ Steven A. Rossum
                                       Steven A. Rossum
                                       Senior Vice President,
                                       General Counsel and
                                       Corporate Secretary



March 30, 1999